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                                                                  EXHIBIT 10.11
April 15, 1997


Peter T. Kissinger, President
Bioanalytical Systems Inc.
2701 Kent Avenue
West Lafayette, IN 47906

Dear Pete:

 I am pleased to inform you that BANK ONE, INDIANA, NA has approved the following credit facility subject to the terms and conditions detailed below:

BORROWER                      Bioanalytical Systems Inc.

AMOUNT Two Million Two Hundred Thousand and 00/100 Dollars ($2,200,000.00). Up to $200,000.00 of
                              this amount will be available for issuance of Letters of Credit.

FACILITY TYPE                 Line of credit to support general working capital
                              requirements.

COLLATERAL                    A Security Agreement covering a priority lien on
                              inventory and receivables and a Real Estate
                              Mortgage on the Tech Center property located at 1205 Kent Avenue, West Lafayette, IN.

TERM                          Through March l, 1998

INTEREST RATE                 BANK ONE, INDIANA, NA prime rate, floating plus
                              one-quarter of one percent (1/4%), calculated on a 360 day basis with interest payable monthly based upon the principal balance outstanding.

GUARANTOR                     None

COMMITMENT FEES               None

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Bioanalytical Systems Inc.
April 15, 1997
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GENERAL COVENANTS AND CONDITIONS

Availability of borrowing under this credit facility is conditional upon the following covenants and conditions which shall survive the loan closing:

1. The Borrower certifies that their financial statements dated September 30, 1996 and December 31, 1996 are true and correct in all aspects and that no material adverse change has taken place as of this date.

2. The Borrower agrees to maintain their main deposit account at BANK ONE, INDIANA, NA until all indebtedness hereunder has been repaid.

3. The Borrower agrees to submit its annual financial report prepared by an independent Certified Public Accountant on an audited basis within 120 days of its year end until all indebtedness has been repaid.

4. The Borrower agrees to provide quarterly interim financial statements prepared on a compiled basis within 45 days of quarter end.

5. The Borrower agrees, prior to closing, to provide and maintain fire and casualty insurance acceptable to BANK ONE, INDIANA, NA on all tangible collateral with a loss payable endorsement in favor of BANK ONE, INDIANA, NA.

6. The Borrower agrees to promptly pay and discharge all taxes and assessments levied and assessed or imposed upon its property or upon its income as well as other claims that, if unpaid, might by law become a lien or charge upon that property.

7. The Borrower agrees not to guaranty the indebtedness of any individual, corporation, or subsidiary.

8. The Borrower agrees to execute any additional documents that the Bank or the Bank's Legal Counsel deem necessary to perfect the Bank's collateral lien position.

9. The Borrower agrees that all costs associated with originating, perfecting and documenting any and all terms of this commitment will be at its expense.

10. Tangible Net Worth. Maintain its shareholders' equity (less allowance for goodwill, patents, trademarks, and other intangible assets) at a level not less than $4,700,000.00.
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Bioanalytical Systems Inc.
April 15, 1997
Page 3

11. Debt to Tangible Net Worth. Maintain the ratio of its total liabilities to its shareholders' equity (less allowance for goodwill, patents, trademarks, and other intangible assets) at a level not greater than 1.80 to 1.0.

12. Debt Service Coverage. For each period of four consecutive fiscal quarters, the Company shall maintain a debt service coverage ratio of not less than 1.2 to 1.0. For purposes of this covenant the phrase "debt service coverage ratio" means the ratio of the sum of net income plus depreciation, amortization and interest expense over the sum of current maturities of term debt, including current capital lease payments, plus interest expense and expenditures for fixed assets.

EVENTS OF DEFAULT/TERMINATION OF COMMITMENT.

         If the Borrower fails to pay any sum to the Bank when due, if any representation or warranty made by the Borrower to the Bank in any document or agreement relating to this financing proves to be in any material sense false or misleading, if the Borrower fails to comply with any other conditions, covenants or obligations contained herein or in any agreements or instruments relating hereto, if any default occurs under any other agreement involving the extension of credit to which the Borrower is a party and if such default gives the holder of the obligation the right to accelerate the indebtedness, or if any bankruptcy, reorganization, arrangement, insolvency, dissolution or similar proceedings are instituted by or against the Borrower under the laws of any jurisdiction, or if there should be a material adverse change in the Borrower's financial condition, the Bank's commitment to extend credit and to make these Loans shall terminate and, at the Bank's option, all sums outstanding hereunder shall become immediately due and payable together with all accrued interest thereon.

         Pete, it is my pleasure to offer Bioanalytical Systems Inc. the above commitment on behalf of BANK ONE, INDIANA, NA. If the terms of this commitment are acceptable, please acknowledge your acceptance by signing this original below and returning it in the envelope provided. If you should have any questions about any of the terms or conditions detailed in this commitment letter, please feel free to contact me at 423-0490. If not acted upon, this commitment will expire after May 15, 1997.

                                        Sincerely yours,

                                        \S\TONY S. ALBRECHT

                                        Tony S. Albrecht
                                        Vice President
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Bioanalytical Systems Inc.
April 15, 1997
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                                   ACCEPTANCE

The above terms and conditions are hereby effective this 29th day of April   ,
1997.

BIOANALYTICAL SYSTEMS INC.


By: \S\PETER T. KISSINGER
    ----------------------------------
         Peter T. Kissinger, President